                                                                                                  December 31, 2007

Mr. Richard R. Grigg
4140 Far-O-Way Lane
Richfield, OH 44286

Special Severance Agreement

Dear Dick:

The Board of Directors (the "Board") of FirstEnergy Corp. (the "Company") recognizes that, as is the case with many publicly held corporations, there always exists the possibility of a change in control of the Company.  This possibility and the uncertainty it creates may result in the loss or distraction of members of management of the Company and its subsidiaries to the detriment of the Company and its shareholders.

The Board considers the establishment, maintenance, and continuity of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a change in control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested advice from management regarding the best interests of the Company and its shareholders without concern that members of management might be distracted or concerned by the personal uncertainties and risks created by their perception of an imminent or occurring change in control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of certain members of management of the Company and to ensure the availability of their disinterested advice, notwithstanding the possibility, threat or occurrence of a change in control.

Therefore, in order to fulfill the above purposes, the Board has designated you as eligible for severance benefits as set forth below.

                        1.        Offer

        In order to induce you to remain in the employ of the Company and to provide continued services to the Company now and in the event that a Change in Control is imminent or occurring, this letter agreement (the "Agreement") sets forth severance and other benefits which the Company offers to pay to you in the event of your Termination of Employment under certain circumstances (in the manner described in Section 5 below) subsequent to a Change in Control of the Company (as defined in Section 4 below). For purposes of this Agreement, “Termination of Employment” shall mean a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) with the Company and all of its affiliates, for any reason, including without limitation, quit, discharge, retirement, leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which your right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by you after a certain date or that the level of bona fide services you will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if you have been providing services for less than 36 months).

                        2.        Operation

This Agreement shall become effective as of the date of commencement of the term set forth in Section 3 below, but anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change in Control while you are still an employee of the Company, nor shall this Agreement govern or affect your employment relationship with the Company except as explicitly set forth herein.  Upon a Change in Control, if you are still employed by the Company, this Agreement and all of its provisions shall become operative immediately on the later of (a) the date of the Change in Control or (b) the first day of the term of this Agreement.  If your employment relationship with the Company is terminated before a Change in Control, you shall have no rights or obligations under this Agreement.

3.        Term

(a)    Term of Agreement:  The term of this Agreement shall commence immediately upon the date hereof and continue until December 31, 2009.  This Agreement shall supersede all other agreements of a like or similar nature.  Such former agreements are considered null and void as of the date on which the term of this Agreement commences.

(b)    One-Year Evergreen Provision:  Subject to Subsection (c) below, this Agreement shall be reviewed annually commencing in 2008 by the Board at a regular meeting held between September 1 and December 31 of each year.  At such yearly review, the Board shall consider whether or not to extend the term of this Agreement for an additional year.  Unless the Board affirmatively votes not to extend this Agreement at such yearly review, the term of this Agreement shall be extended for a period of one (1) year from the previous termination date.  In the event the Board so votes not to extend this Agreement, the termination date of this Agreement shall not be extended and shall remain the same termination date as in effect previously.

(c)     Subsection (b) above notwithstanding, upon the occurrence of a Change in Control, this Agreement shall be automatically extended for a period of twenty-four (24) full calendar months commencing on the date of such Change in Control.  At the end of such twenty-four (24) month period, this Agreement shall terminate.

4.        Change in Control

For the purpose of this Agreement, a "Change in Control" shall mean:

(a)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% (25% if such Person proposes any individual for election to the Board or any member of the Board is the representative of such Person) or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of Subsection (c) of this Section 4 are satisfied; or

(b)     Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (within the meaning of solicitations subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or any such successor rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, unless, following such reorganization, merger, consolidation or sale or other disposition of assets, (i) more than 75% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or acquiring such assets and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or sale or other disposition of assets in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or sale or other disposition of assets, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, consolidation or acquiring such assets and any Person beneficially owning, immediately prior to such reorganization, merger, consolidation or sale or other disposition of assets, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or acquiring such assets or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation or acquiring such assets were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale or other disposition of assets; or

(d)     Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5.        Employment Termination

(a)     Termination of Employment Following a Change in Control: If a Change in Control occurs, you shall be entitled to the benefits described in Section 6 if, at any time during the twenty-four (24) month period following the Change in Control:

                                              (1)     You incur an involuntary Termination of Employment for any reason other than for Cause; or

                                              (2)     You incur a voluntary Termination of Employment for Good Reason within thirty days following an event that constitutes Good Reason as defined below.

           (b)      Definition of Good Reason:   For purposes of this Agreement, “Good Reason” shall mean the initial occurrence, without your consent, of one or more of the following events:

(1)	a material diminution in your base pay;

(2)	a material diminution in your authority, duties or responsibilities;

(3)
a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee instead of reporting directly to the Board if you reported to the Board directly immediately before the Change in Control;

(4)	a material diminution in the budget over which you retain authority;

(5)	a material change in the geographic location at which you must perform services; and

(6)	any other action or inaction that constitutes a material breach by the Company of any employment agreement under which you provide services;

        provided, however, that “Good Reason” shall not be deemed to exist unless:

(A)
you have provided notice to the Company of the existence of one or more of the conditions listed in (1) through (6) above within 90 days after the initial occurrence of such condition or conditions; and

(B)	such condition or conditions have not been cured by the Company within 30 days after receipt of such notice.

           (c)     Definition of Cause:   For purposes of this Agreement, the term Cause shall mean that, prior to any Termination of Employment, you shall have committed:

(i)	and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company or any subsidiary;

(ii)	intentional wrongful damage to property of the Company or any subsidiary;

(iii)	intentional wrongful disclosure of secret processes or confidential information of the Company or any subsidiary;

(iv)	intentional wrongful competition with Company as set forth in Section 8 below; or

(v)	gross negligence in the performance of your material duties to the Company;

and any such act or omission shall have been demonstrably and materially harmful to the Company.  For purposes of this Agreement, no act or failure to act on your part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to you and an opportunity for you, together with your counsel (if you choose to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, you had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail.  Nothing herein will limit your right or your beneficiaries to contest the validity or propriety of any such determination.

(d)     Notice of Termination:   Any termination by the Company for Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12 hereof.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(e)     Date of Termination:  "Date of Termination" shall mean the effective date of your Termination of Employment.

(f)      Normal Retirement:   If your employment with the Company is terminated due to Normal Retirement, you shall not be entitled to severance benefits under this Agreement, regardless of the occurrence of a Change in Control.  A termination by Normal Retirement shall have occurred where your termination is caused by the fact that you have reached the first date on which you are entitled to receive a pension benefit that is not reduced for early payment under the FirstEnergy Corp. Master Pension Plan or any successor pension plan.

(g)     Termination for Cause:  If subsequent to a Change in Control, your employment is terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and you shall also receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination (as defined in Subsection (e) of this Section 5), and the Company shall thereupon have no further obligation to you under this Agreement.

(h)     Disability or Death:  If termination of your employment with the Company results from your Disability or death, you shall not be entitled to severance benefits under this Agreement, regardless of the occurrence of a Change in Control.  You or your designated beneficiary, in the case of your death, shall receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled through the date your employment with the Company is terminated, and the Company shall thereupon have no further obligation to you under this Agreement.

For purposes of this Agreement, "Disability" shall mean,  a disability as defined in the FirstEnergy Corp. Master Pension Plan or successor qualified pension plan under the pertinent provisions of the plan that apply to you  except for purposes of this provision you need not have completed ten (10) years of service with the Company.

6.        Severance Benefits

If, within a period of twenty-four (24) full calendar months after a Change in Control of the Company, you incur a Termination of Employment under circumstances described in Section 5(a) of this Agreement, the following shall be applicable:

(a)       The Company shall pay to you as soon as possible but not later than thirty (30) business days following the Termination of Employment a lump sum severance benefit, payable in cash, in the amounts determined as provided below:

(1)          Your full base salary through the date of your Termination of Employment at the rate in effect at the time Notice of Termination is given.

(2)          In lieu of further salary payments to you for periods subsequent to your Termination of Employment and, in part, as consideration for the non-competition agreement set forth in Section 8 of this Agreement, an amount equal to 2.99 multiplied by the sum of: (i) your annual base salary at the rate in effect as of the date of your Termination of Employment (or, if higher, at the rate in effect as of the time of the Change in Control) plus (ii) the target annual short-term incentive amount in effect  for you under the FirstEnergy Corp. 2007 Incentive Compensation Plan or any successor incentive compensation plan (“ICP”) in the year during which your Termination of Employment occurs whether or not fully paid.

(b)        For purposes of the ICP, you shall be considered to have retired and will be paid the pro rata portion of any incentive award earned, if any, and any long-term deferred incentive awards earned, if any, per the terms of the plan.

(c)        For purposes of FirstEnergy stock options issued pursuant to the FirstEnergy Executive and Director Incentive Compensation Plan or any successor plan, all outstanding options will follow the terms of the option agreement(s).

(d)        For purposes of the Company's group health and life insurance plans:

(1)        If, on the date of your Termination of Employment, the addition of three (3) years to your age would make you eligible to qualify for retiree health or life insurance coverage under the Company’s then-in-effect group health or life insurance plans, then you shall be considered as having retired for purposes of retiree health or life insurance coverage under such plan or plans for which the addition of three (3) years to your age would make you so eligible and for purposes of such coverage you shall be credited with three (3) additional years of age and service.  You shall be responsible for paying the normal retiree share of the applicable premiums for retiree coverage under the group health and life insurance plans.

            (2)        If you are not entitled to retiree health or life insurance coverage under Subsection (d)(1), then you shall be entitled to continue to participate, on the same terms and conditions as active employee participants, in such plan or plans for which you are not so entitled to retiree coverage for a period of three (3) years after the date of your Termination of Employment.  During such continuation period, you shall be responsible for paying the normal employee share of the applicable premiums for coverage under the health and life insurance plans.

(3)        The Company shall have the right to modify, amend or discontinue the Company’s group health and life insurance plans following the date of your Termination of Employment and your continued participation therein, and the continued participation of any other person therein under Subsection (h) below, shall be subject to such modification, amendment or discontinuation if such modification, amendment or discontinuation applies generally to the then-current participants in such plan.

(4)        If the Company is not permitted to provide continuing coverage under the terms of the Company’s group health and life insurance plans and related trusts, then the Company may purchase health and/or life insurance for you for the period specified in Subsection (d)(1) or (d)(2), as applicable, with coverage comparable to the applicable coverage under the Company’s group health or life insurance plan, as applicable, then in effect, as the same may have been modified amended or discontinued in accordance with the terms and provisions of the applicable plan under this Subsection (d).

(5)        The health benefit continuation provided under this Subsection (d) shall satisfy the Company’s obligations to provide, and any rights that you may have to, COBRA coverage continuation under the health care continuation requirements under the federal Consolidated Omnibus Budget Reconciliation Act, as amended, Part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provisions thereto.

(e)        As further provided in the FirstEnergy Corp. Executive Deferred Compensation Plan ("Deferred Compensation Plan"), you shall be credited with three (3) additional years of age and service.  Notwithstanding anything in this Agreement or the Deferred Compensation Plan to the contrary, the additional age and service credits provided hereunder shall not accelerate the payout under such plans if such acceleration would violate the rules under Section 409A.

(f)         If, on the date of your Termination of Employment you are a participant in the FirstEnergy Corp. Supplemental Executive Retirement Plan ("SERP"), and as further provided in the SERP, you shall be credited with three (3) additional years of age and service, and your accrued benefit, if any, shall be fully vested.  Notwithstanding anything in this Agreement or the SERP to the contrary, the additional age and service credits provided hereunder shall not accelerate the payout under such plans if such acceleration would violate the rules under Section 409A.

(g)        In the event that because of their relationship to you, members of your family or other individuals are covered by any plan, program, or arrangement described in Subsection (d) above immediately prior to the date of your Termination of Employment, the provisions set forth in Subsection (d) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage other than because of your Termination of Employment during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if you had remained an employee of the Company.

(h)        Other Benefits Payable:  The severance benefits described in Subsections (a), (b), (c), (d), (e), (f), and (g) above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to you following your Termination of Employment (and are not contingent on any Change in Control preceding such Termination of Employment), including but not limited to, accrued and/or banked vacation, amounts or benefits payable, if any, under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

(i)         Payment Obligations:  Other than as set forth in the Deferred Compensation Plan or the SERP, upon a Change in Control the Company's obligations to pay the severance benefits or make any other payments described in this Section 6 shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against you or anyone else.

(j)         Legal Fees and Expenses:   For a period of five (5) years following your Termination of Employment and subject to and contingent upon the occurrence of a Change in Control, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably thereafter incur as a result of any contest, litigation or arbitration (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement, the Deferred Compensation Plan, or the SERP (including any contest by you about the amount of any payment pursuant to this Agreement, the Deferred Compensation Plan or the SERP), plus in each case interest on any delayed payment at the rate of 150% of the Prime Rate as published in the Wall Street Journal in the Money Rates Table on the business day immediately preceding the conclusion of any such contest, litigation or arbitration.

(k)         Certain Additional Payments by the Company:

(1)       Anything in this Agreement to the contrary notwithstanding, in the event that you become entitled to severance benefits under this Section 6 hereof, the Deferred Compensation Plan, the SERP or otherwise, and it shall be determined that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Deferred Compensation Plan, the SERP or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Such Gross-Up Payment shall be made by the Company to you by the end of your taxable year next following the taxable year in which such taxes are remitted by you.

(2)       All determinations required to be made under this Subsection (l), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made in good faith by the Company which shall provide detailed supporting calculations to you within thirty (30) business days after the date of your Termination of Employment, if applicable, or such earlier time as is requested by the Company.  If the Company determines that no Excise Tax is payable by you, it shall furnish you with an opinion of counsel that you have substantial authority not to report any Excise Tax on your federal income tax return.  Except as hereinafter provided, any determination by the Company shall be binding upon the Company and you.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that you are required to make a payment of any Excise Tax, the Company shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

7.         Assignability

This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to any subsidiary or affiliate) or by you.

8.         Non-Competition

                  If, subsequent to a Change in Control of the Company, you incur a Termination of Employment under circumstances described in Section 5(a) of this Agreement, then for a period of twenty-four (24) months after your Termination of Employment, you shall not on your own account without the consent of the Company, or as a shareholder, employee, officer, director, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in competition with the Company.  For all purposes of this Agreement the words "competition with the Company" shall mean:

(a)	Directly participate or engage, on the behalf of other parties, in the purchase or sale of products, supplies or services of the kind, nature or description of those sold by the Company,

(b)	Solicit, divert, take away or attempt to take away any of the Company’s Customers or the business or patronage of any such Customers of the Company;

(c)	Solicit, entice, lure, employ or endeavor to employ any of the Company’s employees;

(d)
Divulge to others or use for your own benefit any confidential information obtained during the course of your employment with Company relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of Company;

(e)	Divulge to others or use to your own benefit any trade secrets belonging to the Company obtained during the course of your employment or that you became aware of as a consequence of your employment.

The term “Customer” shall mean any person, firm, association, corporation or other entity to which you or the Company has sold the Company’s products or services within the twenty-four (24) month period immediately preceding your Termination of Employment with the Company or to which you or the Company is in the process of selling its products or services, or to which you or the Company has submitted a bid, or is in the process of submitting a bid to sell the Company’s products or services.

However, nothing herein contained shall prevent you from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market, and notwithstanding any provision hereof, you may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this paragraph shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure.

 9 .      Non-Disparagement

                                   You and the Company agree that neither party shall disparage the other nor shall either party communicate to any person and/or entity in a manner that is disrespectful, demeaning, and/or insulting toward the other party.

10.      Successor

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you incurred a Termination of Employment under Section 5(a)(2) of this Agreement.

This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing such written notice, to your estate.

11.      Amendment; Waiver

This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

12.      Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

Mr. Richard R. Grigg
4140 Far-O-Way Lane
Richfield, OH 44286

If to the Company:

Secretary
FirstEnergy
76 South Main Street
Akron, Ohio 44308

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

13.      Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.  If any provision of this Agreement, or portion thereof is so broad, in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

14.      Withholding

The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15.      Section 409A

(a)       If you are a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of your Termination of Employment, all payments, benefits, or reimbursements provided under this Agreement that would otherwise be paid or provided during the first six (6) months following such Termination of Employment (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations or short-term deferrals) shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, in effect on the date of the Termination of Employment) on the first business day following the six (6) month anniversary of such Termination of Employment. Notwithstanding the foregoing, payments delayed pursuant to this Section 14(a) shall commence on your death prior to the end of the six (6) month period.

(b)       Any reimbursement of expenses or in-kind benefits provided under this Agreement (other than reimbursements or in-kind benefits that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations), shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth in Section 14(a)); provided that you first provide documentation thereof in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred: (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)       It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code.  This agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon you. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective boards of directors shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or other taxpayers as a result of the Agreement.

16.      Entire Agreement

This Agreement contains the entire understanding of the Company and you with respect to the subject matter hereof and, upon the date this Agreement becomes effective pursuant to Section 3, supercedes all other agreements of like or similar nature.

17.      Applicable Law

This Agreement shall be governed by and construed in accordance with the substantive internal law and not the conflict of law provisions of the State of Ohio.

If the terms of the foregoing Agreement are acceptable to you, please sign and return to the Company the enclosed copy of this Agreement whereupon this Agreement shall become a valid and legally binding contract between you and the Company.

Very truly yours,

FIRSTENERGY CORP.

By:________________________________________ Anthony J. Alexander President and Chief Executive Officer

Accepted and Agreed as of the date first above written __________________________________________ Richard R. Grigg